As filed with the Securities and Exchange Commission on April 30, 1997
                                                  Registration No. 333-_________

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                               -----------------------
                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                               -----------------------
                               HAWAIIAN AIRLINES, INC.
                (Exact Name of Registrant as Specified in Its Charter)
                               -----------------------
         HAWAII                                                 99-0042880
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                             Identification No.)
                               -----------------------
          3375 Koapaka Street
               Suite G350
           Honolulu, Hawaii                                       96819
(Address of Principal Executive Offices)                        (Zip Code)
                               -----------------------
                               HAWAIIAN AIRLINES, INC.
                     1996 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN
                               (Full Title of the Plan)
                               -----------------------
                                     Rae A. Capps
               Vice President, General Counsel and Corporate Secretary
                                 3375 Koapaka Street
                                      Suite G350
                               Honolulu, Hawaii  96819
                       (Name and Address of Agent For Service)
                               -----------------------
                                    (808) 835-3700
             Telephone Number, Including Area Code, of Agent For Service
                               -----------------------
                                   WITH A COPY TO:
                                   Hilary J. Hatch
                             Gibson, Dunn & Crutcher LLP
                                333 South Grand Avenue
                            Los Angeles, California  90071
                                    (213) 229-7000
                               -----------------------
                           CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                             Proposed Maximum    Proposed Maximum     Amount of
    Title of Securities        Amount to    Offering Price Per       Aggregate       Registration
    to be Registered         be Registered        Share           Offering Price         Fee
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
        Common Stock           500,000 (1)       (2)                 $1,676,490.00    $ $509.00 (2)
---------------------------------------------------------------------------------------------------------------
      Preferred Stock
      Purchase Rights (3)       500,000             $ 0.00             $ 0.00            $ 0.00
---------------------------------------------------------------------------------------------------------------

  (1) These shares are reserved for issuance pursuant to awards in the Hawaiian Airlines, Inc. 1996 Nonemployee Director Stock Option Plan, as amended (the "Plan"). Pursuant to Rule 416, also being registered are additional shares of Common Stock as may become available under the Plan through the operation of anti-dilution provisions.
  (2) Estimated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, as follows: $100.00 with respect to 89,000 shares of Common Stock that are currently under option, based on the price of $3.69 at which the options may be exercised; and $409.00 with respect to 411,000 shares of Common Stock, based on a price of $3.28 per share, the average of the high and low trading prices of the Common Stock of Hawaiian Airlines, Inc. (the "Company") on the American Stock Exchange on April 25, 1997.
  (3) These Preferred Stock Purchase Rights attach to each share of Common Stock upon issuance.

                                   EXPLANATORY NOTE

    This Registration Statement is being filed by Hawaiian Airlines, Inc. ("Hawaiian" or the "Company") in order to register 500,000 shares of Common Stock (the "Common Stock" or the "Securities") which have been reserved for issuance under the Hawaiian Airlines, Inc. 1996 Nonemployee Director Stock Option Plan, as amended (the "Plan") (including 500,000 Preferred Stock Purchase Rights (the "Rights"), one of which attaches to each share of Common Stock issued, pursuant to the Rights Agreement dated as of December 23, 1994, as amended by and between the Company and Chemical Trust Company of California, as Rights Agent). The additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Plan in the event of certain changes in the outstanding shares of Common Stock of Hawaiian, including, among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalizations, are also being registered.

    The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of Securities acquired under the Plan by persons who may be considered affiliates of Hawaiian, as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS
                               HAWAIIAN AIRLINES, INC.
                                     COMMON STOCK
                                   ($.01 PAR VALUE)
                                    500,000 SHARES

    This Prospectus relates to 500,000 shares of Common Stock, par value $.01 per share ("Common Stock" or the "Securities") (including 500,000 Preferred Stock Purchase Rights (the "Rights"), one of which attaches to each share of Common Stock issued, pursuant to the Rights Agreement dated as of December 23, 1994, as amended by and between the Company and Chemical Trust Company of California, as Rights Agent), of Hawaiian Airlines, Inc., a Hawaii corporation ("Hawaiian" or the "Company"), which have previously been issued or may in the future be issued pursuant to awards granted under the Hawaiian Airlines, Inc. 1996 Nonemployee Director Stock Option Plan, as amended (the "Plan"), and which may be offered for resale from time to time by, certain Nonemployee Directors of the Company named in "Selling Shareholders" and Annex 1 hereto (the "Selling Shareholders").

    The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay all of the expenses associated with this Prospectus. The Selling Shareholders will pay all selling and other expenses, if any, associated with any sale of the Securities.

    See "Risk Factors" beginning on page 3 for certain considerations relevant to an investment in the Securities.

    The Common Stock is listed on the American Stock Exchange and the Pacific Stock Exchange (Symbol: HA).

                           ________________________________

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                   SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                     EXCHANGE COMMISSION OR ANY STATE SECURITIES
                         COMMISSION PASSED UPON THE ACCURACY
                         OR ADEQUACY OF THIS PROSPECTUS.  ANY
                          REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.
                           _______________________________

                    The date of this Prospectus is April 30, 1997.

                                AVAILABLE INFORMATION

    The Company has filed a Registration Statement on Form S-8 relating to the Plan (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically at http://www.sec.gov.

    The Company's Common Stock is listed on the American Stock Exchange and the Pacific Stock Exchange (Symbol: HA), and reports and information concerning the Company can be inspected at such exchanges; 86 Trinity Place, New York, New York 10006 and 301 Pine Street, San Francisco, California 94104, respectively.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Prospectus:

    (1) The Company's Annual Report on Form l0-K for the fiscal year ended December 31, 1996, including the Financial Statements and the Financial Statement Schedule and the Reports of KPMG Peat Marwick LLP, Independent Auditors, filed March 31, 1997;

    (2)  The Registration Statement on Form 8-A/A, filed July 1, 1996; and

    (3) All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Hawaiian Airlines, Inc., Attention: Corporate Secretary, 3375 Koapaka St., Suite G350, Honolulu, Hawaii 96819, telephone number (808) 835-3700.

                                  TABLE OF CONTENTS
                                                                           Page
                                                                           ----

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
Selling Shareholders. . . . . . . . . . . . . . . . . . . . . . . . .      10
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . .      10
Interest of Named Experts and Counsel . . . . . . . . . . . . . . . .      11

                                     RISK FACTORS

          PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN AND INCORPORATED INTO THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. THE ORDER IN
WHICH THESE CONSIDERATIONS ARE PRESENTED SHOULD NOT BE INTERPRETED AS BEING INDICATIVE OF THEIR RELATIVE IMPORTANCE TO PARTICULAR INVESTORS.

AIRLINE INDUSTRY CONDITIONS

          The airline industry is a highly cyclical business with substantial volatility. Airlines frequently experience short-term cash requirements caused by both seasonal fluctuations in traffic, which often put a drain on cash during off-peak periods, and other factors that are not necessarily seasonal, including the extent and nature of price and other competition from other airlines, changing levels of operations, national and international events, fuel prices and general economic conditions, including inflation. Because a substantial portion of airline travel is discretionary, the industry tends to experience adverse financial results in general economic downturns. Accordingly, airlines require substantial liquidity to sustain continued operations under most conditions.

          Since the commencement of deregulation in 1978, the U.S. airline industry has become extremely competitive and volatile. Increased competition, rising operational costs and pricing pressures have created financial difficulties for most airlines leading to the U.S. airline industry having suffered unprecedented losses in recent years. As a result, many airlines have been acquired or forced to restructure (as was the case with the Company) or have ceased operations. Although the industry produced a profit for 1995 and 1996, no assurance can be given that this performance will be sustained in the future. The Company incurred a net loss in 1996 and in each of the preceding nine years.

COMPETITION

          The airline industry is highly competitive and susceptible to price discounting, primarily due to the effects of the Airline Deregulation Act of 1978, recodified into the Transportation Act, which has substantially eliminated government authority to regulate domestic routes and fares, and has increased the ability of airlines to compete with respect to destination, flight frequencies and fares. Airline profit levels are highly sensitive to, and from 1990 to 1992 were severely impacted by, adverse changes in fuel costs, average yield and passenger demand. The emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on U.S. airlines. Aircraft, skilled labor and gates at most airports continue to be available to start-up carriers. In some cases, the new entrants have initiated or triggered price discounting. Increased competition combined with rising operational costs and pricing pressures have created financial difficulties for most airlines leading to the U.S. airline industry having suffered unprecedented losses in recent years.

          Many of the Company's competitors are larger and have substantially greater resources than the Company. In addition, the commencement of service by new carriers on the Company's routes could negatively impact the Company's operating results. Competing airlines have, and may in the future, undercut the Company's fares and increase capacity on routes beyond market demand in order to increase their market shares. Such activity by other airlines could reduce fares or passenger traffic to levels where profitable operations could not be achieved. Due to its smaller size and limited liquidity, the Company may be less able to withstand aggressive marketing tactics or a prolonged fare war initiated by its competitors.

          Although the domestic airline industry has at present abandoned deeply discounted general pricing structures, and fare levels have continued to increase from 1992 levels, significant industry-wide discounts could be reimplemented at any time, and the introduction of broadly available, deeply discounted fares by a major U.S. airline could result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

          Airlines are subject to a high degree of financial and operating leverage. Due to high fixed costs, the expenses of each flight do not vary proportionately with the number of passengers carried, but the revenues generated from a particular flight are directly related to the number of passengers carried. Accordingly, while a decrease in the number of passengers carried would cause a corresponding decrease in revenue (if not offset by higher fares), it may result in a disproportionately greater decrease in profits. However, an increase in the number of passengers carried would have the opposite effect.

          The airline industry is highly sensitive to general economic conditions. Because a substantial portion of airline travel is discretionary, the operating and financial results of the Company may be negatively impacted by any downturn in national or regional economic conditions in the United States, particularly California and Hawaii, and certain Asian countries, particularly Japan. Any prolonged general reduction in airline passenger traffic may adversely affect the Company, The airline industry is characterized by low gross profit margins and revenues that vary to a substantially greater degree than do the related costs. Accordingly, a significant shortfall from expected revenue levels could have a material adverse affect on the Company's operations.

          While there are several small commuter and air taxi companies which provide air transportation to airports which cannot be served with large aircraft, the Interisland market is serviced primarily by two carriers, Hawaiian Airlines and the Company's primary competitor in the Interisland market, Aloha Airlines, Inc. ("Aloha"). Aloha's competitive position is strengthened through its marketing affiliation with United Airlines, Inc. ("United"), the largest carrier of passengers to Hawaii. Aloha participates in United's frequent flyer program and also has a code sharing arrangement with United. Aloha principally utilizes 17 Boeing 737 aircraft with a schedule that averages approximately 180 daily flights, and services the same basic Interisland routes as the Company. Hawaiian Airlines has approximately 150 Interisland flights per day. The Company believes that Interisland competition is primarily based on fare levels, flight frequency, on-time performance and reliability, name recognition, frequent flyer programs, customer service and aircraft type.

          The Company currently competes with major carriers such as United, Delta Airlines, Inc., Northwest Airlines, Inc. ("Northwest") and, to a lesser extent, Continental Airlines, Inc. and American Airlines, Inc. ("American"), on its Transpacific ("Transpac") routes. In addition to the competition produced by the major carriers, 1996 saw continued competition from charter carriers in the Transpac market. The Company believes that Transpac competition is primarily based on fare levels, flight frequency, on-time performance and reliability, name recognition, frequent flyer programs, customer service and in-flight service.

DEPENDENCE ON HAWAIIAN TOURISM

          Since the Company's operations are limited almost exclusively to flights to, from and among, the Hawaiian Islands, the Company's profitability is linked to the number of travelers to, from and among the Islands and a material reduction in the number of such travelers would have a material adverse effect on the Company's operations. Tourists constitute a majority of the travelers to Hawaii. Because tourism levels are related to discretionary income, the level of Hawaiian tourism is affected by the strength of the economies in the areas from which tourists to Hawaii typically originate. Hawaiian tourism is also dependent upon the popularity of Hawaii as a tourist destination and negative events reduce tourist interest in Hawaii. In addition, from time to time, various events such as the Persian Gulf War and industry-specific problems such as strikes have had a negative impact on tourism in Hawaii.

          After reaching its peak in 1990, the Hawaii tourism industry experienced three consecutive years of decline, with year over year improvement from 1994 through 1996. Results from the Hawaii Visitors and Convention Bureau indicate that there were 6.8 million visitors to Hawaii in 1996, an increase of 3.6% over 1995. Approximately 41% came from Asia and the Pacific and approximately 59% came from the U.S. mainland and Canada. While 1996 was encouraging, local economists expect that tourism in the future will grow slowly, if at all. Significant obstacles to growth in Hawaii visitor traffic have been and will continue to be the recent resurgence of the vacation cruise industry, more effective promotion by areas such as Mexico, the Caribbean, Europe and domestic leisure attractions such as theme parks and Las Vegas and the increased incidence of domestic airline seat sales, which have become more prevalent during the past two years and result in the diversion of potential Hawaii discretionary travel. No assurance can be given that the level of tourism traffic to Hawaii will in fact return to pre-1991 levels or that it will not decline in the future. A decline in the level of Hawaii tourism traffic could have a material adverse effect on the Company's operations.

SEASONALITY

          The airline industry is a highly cyclical business with substantial volatility. Airlines frequently experience short-term cash requirements caused by both seasonal fluctuations in traffic that often put a drain on cash during off-peak periods and other factors that are not necessarily seasonal, including the extent and nature of price and other competition from other airlines, changing levels of operations, national and international events, fuel prices and general economic conditions, including inflation. Because a substantial portion of airline travel, both personal and to a lesser extent business, is discretionary, the industry tends to experience adverse financial results in general economic downturns. Accordingly, airlines require substantial liquidity to sustain continued operation under most conditions. Working capital deficits are not uncommon in the airline industry since airlines typically have no product inventories and ticket sales not yet flown are reflected as current liabilities.

          The Company's results are sensitive to seasonal and cyclical volatility primarily due to seasonal leisure and holiday travel. The Company believes that Hawaii is one of the most popular destinations for passengers flying on frequent flyer travel awards and is in general a popular spot for vacation travelers. As such, traffic levels are typically lowest in the first quarter of the year with strong travel periods during June, July, August and December. Aggressive fare pricing strategies that increase the availability and size of ticket discounts are utilized during weaker travel periods. Because certain of the Company's costs do not vary significantly regardless of traffic levels, such seasonality substantially affects the Company's profitability and liquidity.

AIRCRAFT OPERATIONS

          FUEL COSTS. Fuel costs, which represent a significant portion of the Company's operating costs (approximately 19.8% for 1996), are volatile. For example, the Company's average fuel cost per gallon (excluding taxes) in 1996 was 25.0% higher than its average fuel cost in 1995. Fuel prices are influenced by, among other factors, economic and political factors and events throughout the world and applicable fuel taxes, and the Company can neither predict nor control near- or longer-term fuel prices. Significant changes in fuel costs would materially affect the Company's operating results. Furthermore, changes in fuel prices may have a greater impact on the Company than certain of its Transpac competitors with more modern, fuel efficient aircraft. See "Reliance on Third Parties" below.

          MAINTENANCE COSTS; AIRCRAFT AGE. Aircraft maintenance costs represent another significant operating cost for the Company (approximately 18% for 1996) that will increase as the Company's aircraft increase in age. The average age of the Company's DC-10 aircraft is 23 years and its DC-9 aircraft is 18 years. The Company intends to replace some or all of its existing aircraft with replacement aircraft in the next decade in order to reduce maintenance costs and achieve other operating efficiencies, although no assurance can be given that the Company will have the capital necessary to replace such aircraft.

          LEASED AIRCRAFT. The Company owns two DC-9-50 aircraft and leases eleven DC-9-50s and ten DC-10-10s pursuant to leases that expire at various times between 1997 and 2004. One of the DC-10s is leased from American pursuant to a short-term lease, which expires in 1997. In order to maintain its current operations, the Company will need to renew its leases as they expire or purchase or lease replacement aircraft and, if the Company decides to expand operations, the Company will need to purchase or lease additional aircraft. There can be no assurance that lease renewals, additional aircraft leases or aircraft purchases will be available on favorable terms or that the Company will have sufficient capital resources to lease or purchase additional aircraft.

          LIMITED FLEET. The Company's fleet consists of 23 aircraft. In the event one or more of the Company's aircraft were to be out of service, the Company may have difficulty completing its scheduled or chartered service. Any interruption of service caused by the unavailability of aircraft due to unscheduled servicing or repair or otherwise, or lack of availability of substitute aircraft, could have a material adverse effect on the Company's service, reputation and profitability. As is customary in the airline industry, the Company does not have business interruption insurance.

RELIANCE ON THIRD PARTIES

          The Company has entered into agreements with contractors, including American, Northwest and certain other airlines, to provide certain facilities and services required for its operations, including aircraft leasing and maintenance, code sharing, reservations, computer services, frequent flyer program, passenger processing, fuel, ground facilities, baggage and cargo handling and personnel training. This reliance on third parties to provide services subjects the Company to various risks, including the risk that such services could be discontinued without adequate replacement services being available.

          The Company leases all of its DC-10 aircraft from American. American maintains these aircraft and the Company pays a minimum monthly charge for maintenance services, monthly in arrears. During 1996, the Company incurred in excess of $56 million of lease and maintenance expenses under the American DC-10 aircraft leases. American has the right to terminate its obligation to provide aircraft maintenance services on and after January 1, 1999, upon 180 days prior notice. If American terminated the maintenance arrangement, the Company would have to seek an alternate source of maintenance service or maintain its DC-10s itself, and no assurance can be given that the Company would be able to do so on a basis that is as cost-effective as the American maintenance arrangement.

          The Company participates in American's AAdvantage-Registered Trademark- frequent flyer program and SABRE-Registered Trademark- reservation system, which make the Company more competitive. The Company's participation in the AAdvantage-Registered Trademark- program expires in 1997, subject to renewal, and its participation in SABRE-Registered Trademark- expires in 2001. The Company's inability to continue in these programs or participate in comparable programs offered by other airlines could have a material adverse effect on the Company's operations.

          The Company purchases almost all of its aviation fuel from Northwest pursuant to an agreement between the two companies, which provides that, in case of shortages, Northwest will provide fuel to its own fleet first and then a portion of the remaining fuel available will be allocated between the Company and any other applicable airlines. The Agreement requires Northwest to provide Hawaiian Airlines with aviation fuel at Northwest's actual acquisition cost without markup for profit and with reimbursement only for out-of-pocket costs. The agreement is renewed automatically on December 31 of each year unless canceled by either of the parties with 90 days prior written notice. Hawaiian Airlines is prohibited from reselling such fuel. No assurance can be given that the Company would be able to secure an adequate supply of fuel from alternate sources if a fuel shortage were to cause the supply from Northwest to be inadequate or if Northwest were to cancel the agreement. The Company paid Northwest approximately $70.9 million, $53.0 million and $43.9 million for the fuel supplied under this agreement in 1996, 1995 and 1994, respectively.

          Approximately 74% of the Company's ticket sales are currently made by travel agents, including wholesalers. Travel agents generally have a choice between one or more airlines when booking a customer's flight. Accordingly, any effort by travel agencies to favor another airline or to disfavor the Company could adversely affect the Company. Although management intends to continue to offer an attractive and competitive product to travel agencies and to maintain favorable relations with travel agencies, there can be no assurance that travel agencies will not disfavor the Company or favor other airlines in the future, either of which could have an adverse effect on the Company's operations.

INSURANCE COVERAGE

          The Company is exposed to potential losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss of service, but also significant potential claims of injured passengers and others. The Company is required by the U.S. Department of Transportation (the "DOT") to carry liability insurance on each of its aircraft. The Company currently maintains public liability insurance which management believes is adequate and consistent with current industry practice. However, there can be no assurance that the amount of such coverage will not be changed or that the Company will not bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on the Company.

REGULATORY MATTERS; TICKET TAXES

          As a certificated air carrier, Hawaiian Airlines is subject to the regulatory jurisdiction of the DOT and the Federal Aviation Administration (the "FAA"). The DOT has jurisdiction over certain aviation matters such as the carrier's certificate of public convenience and necessity, international routes and fares, consumer protection policies including baggage liability and denied-boarding compensation and unfair competitive practices as set forth in the Transportation Act. Hawaiian Airlines and all other domestic airlines are subject to regulation by the FAA under the Transportation Act. The FAA has regulatory jurisdiction over flight operations generally, including equipment, ground facilities, security systems, maintenance and other safety matters. To assure compliance with its operational standards, the FAA requires air carriers to obtain operations, air worthiness and other certificates which may be suspended or revoked for cause. The FAA also conducts safety audits and has the power to impose fines and other sanctions for violations of aviation safety and security regulations. Hawaiian Airlines, as with other carriers, is subject to inspections by the FAA in the normal course of its business on a routine ongoing basis. Hawaiian Airlines operates under a Certificate of Public Convenience and Necessity issued by the DOT (authorizing it to provide commercial aircraft service) as well as a Part 121 Scheduled Carrier Operating Certificate issued by the FAA.

          The Transportation Act prohibits non-U.S. citizens from owning more than 25% of the voting interest of a U.S. air carrier. The Company's Restated Articles of Incorporation provide that the ownership or control of more than 25% (to be increased or decreased from time to time to that percentage permissible under the laws of the U.S.) of issued and outstanding voting capital stock of the Corporation by persons who are not "citizens of the U.S." is prohibited. As of December 31, 1996, less than 0.1% of the Common Stock of the Company was known to be held by non-U.S. citizens.

          In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. The Company expects to continue to incur substantial expenditures for the purpose of complying with these new regulations. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for example, imposing additional requirements or restrictions on operations. Laws and regulations also have been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the U.S. and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect the Company.

          The FAA frequently issues air worthiness directives, often in response to specific incidents or reports by operators or manufacturers, requiring operators of specified equipment to perform prescribed inspections, repairs or modifications within stated time periods or numbers of cycles. Hawaiian Airlines has developed extensive maintenance programs which consist of a series of phased checks of each aircraft type. These checks are performed at specified intervals measured either by time flown or by the number of takeoffs and landings ("cycles") performed. Checks range from daily "walk around" inspections, to more involved overnight maintenance checks, to exhaustive and time consuming overhauls. Aircraft engines are subject to phased, or continuous, maintenance programs designed to detect and remedy potential problems before they occur. The service lives of certain parts and components of both airframe and engines are time or cycle controlled. Parts and other components are replaced or overhauled prior to the expiration of their time or cycle limits. The FAA approves all airline maintenance programs, including changes to the programs. In addition, the FAA licenses the mechanics who perform the inspections and repairs, as well as the inspectors who monitor the work.

          Hawaiian Airlines believes that it is in compliance with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of the Company's DOT or FAA authorizations or certificates would have a material adverse effect upon the Company.
          Several aspects of airlines' operations are subject to regulation or oversight by Federal agencies other than the FAA and DOT. The antitrust laws are enforced by the U.S. Department of Justice. The U.S.

Postal Service has jurisdiction over certain aspects of the transportation of mail and related services provided by the Company's cargo services. Labor relations in the air transportation industry are generally regulated under the Railway Labor Act. The Company and other airlines certificated prior to October 24, 1978 are also subject to preferential hiring rights granted by the Transportation Act to certain airline employees who have been furloughed or terminated (other than for cause).

          In 1990, Congress passed legislation phasing out the use of Stage 2 aircraft in the U.S. by December 31, 1999, with the possibility of certain waivers until December 31, 2003, when full phase out is required. Congress provided an exemption for air carriers operating in Hawaii, or between a place in Hawaii and a place outside the 48 contiguous states, to operate as many Stage 2 aircraft of a certain weight as they operated on November 5, 1990. Air carriers that provided flights between places only in Hawaii on November 5, 1990 may include in the number of Stage 2 aircraft under the exemption all Stage 2 aircraft that it owned or leased on November 5, 1990, whether or not the aircraft were operated by the carrier on that date. However, an air carrier may provide flights between places in Hawaii using Stage 2 aircraft only if the carrier provided the service on November 5, 1990. The Company believes these exemptions restrict air carriers other than the Company and Aloha from operating Stage 2 aircraft in Hawaii. Because Stage 2 aircraft are less expensive to acquire than Stage 3 aircraft, this exemption provides limited protection against the entry of another carrier, which would be required to operate an all Stage 3 fleet. This advantage is partially offset by the fact that Stage 3 aircraft are generally less expensive to operate and maintain, as well as the fact that in any event over time, carriers will move toward having an all Stage 3 fleet.

          Prior to 1996, the airline industry was subject to a 10.0% excise tax on each ticket sold (other than Transpac flights), a 6.25% cargo excise tax and a $6.00 international departure tax (including Transpac and Overseas Charter flights). These taxes lapsed on January 1, 1996, but were reinstated on August 28, 1996. These taxes lapsed again on January 1, 1997, but were reinstated on March 7, 1997, effective through September 30, 1997. The Company has and will adjust its fares accordingly based upon prevailing market conditions. There can be no assurance that the Company will be able to maintain its current fare levels or predict with any certainty the effects on its fares should the taxes again lapse and/or be reinstated.

LABOR AGREEMENTS

          The majority of Hawaiian Airlines' employees are covered by collective bargaining agreements, which are not amendable until February 2000, with the International Association of Machinists and Aerospace Workers ("IAM"), the Air Line Pilots Association, International ("ALPA"), the Association of Flight Attendants ("AFA"), the Transport Workers Union ("TWU") and the Communications Section Employees Union. As a result of the unionization of its employees, the Company's flexibility in dealing with its employees may be restricted, thereby resulting in an increase in costs. In the event of work stoppages or other labor difficulties, operations of the Company may be hampered or halted, which could have a material adverse effect on the reputation and operations of the Company.

CONTROL OF THE COMPANY

          Airline Investors Partnership, L.P. ("AIP") owned 45.9% of the issued and outstanding Common Stock as of March 24, 1997 and through such ownership is able to control all actions to be taken by the shareholders of the Company, except in the limited case where Hawaii law requires shareholder action to be approved by 75% of the outstanding Common Stock. John W. Adams, Chairman of the Board of Directors of the Company, is an executive officer and the sole stockholder of the general partner of AIP and thereby controls the voting of AIP's shares. Pursuant to the Company's Amended Bylaws (the "Bylaws"), until AIP ceases to own at least 35% of the Common Stock, it has the right to nominate six of the 11 nominees to stand from time to time for election as directors of the Company. If AIP's ownership of Common Stock were to fall below 35%, its right to nominate directors would be reduced but would not be eliminated until AIP's ownership was reduced below 5%. Thereafter, AIP will not have the right to nominate individuals to the Board unless it reacquires at least 5% of the Common Stock within 365 days.

          In addition, ALPA, IAM and AFA have the right, pursuant to their respective collective bargaining agreements and the Bylaws, to nominate three of the remaining five nominees to stand from time to time for election as directors, thereby leaving the Board of Directors with the authority to nominate only two of the director nominees. AIP has agreed to vote its shares of Common Stock in favor of the labor unions' nominees.

          Of the two positions on the Board of Directors as to which AIP and the labor unions do not have the right to nominate director nominees, (i) one is required to be an outside director, defined as one who is not employed by the Company and is not affiliated with the Company's labor unions, AIP or American, and (ii) the other is required to be a senior management official of the Company.

ANTITAKEOVER MATTERS

          As a result of AIP's substantial ownership interest in the Common Stock, it may be more difficult for a third party to acquire the Company. A potential buyer would likely be deterred from any effort to acquire the Company absent the consent of AIP or its participation in the transaction.

          The Company is subject to Section 415-73 of the Hawaii Business Corporation Act, which restricts mergers and consolidations. Subject to certain exceptions, unless the Board of Directors and the holders of at least 75% of all the issued and outstanding voting stock of the Company approve a merger or consolidation, Section 415-73 prohibits such a transaction.

          The Company's Restated Articles of Incorporation (the "Articles of Incorporation") and the Bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include (i) a restriction on action by written consent of the shareholders, unless such consent is unanimous, (ii) a prohibition on cumulative voting, (iii) certain qualifications for directors and (iv) restrictions on the filling of vacancies of directors.

          The Articles of Incorporation authorize the issuance of up to 2,000,000 shares of preferred stock by the Company with such preferences, rights and restrictions as may be determined by the Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the rights of holders of the Common Stock. The issuance of shares of preferred stock may have the effect of rendering more difficult or discouraging an acquisition of the Company or a change in control of the Company.

          The Company has in place a shareholders' rights plan, which provides that, subject to certain discretion of the Board of Directors, in the event that the Company is acquired in certain transactions or in the event of certain acquisitions of the Company's common stock that would cause the acquirer to own more than 10% of the outstanding common stock, the Company (or the surviving corporation in a merger in which the Company was not the survivor) would issue to the Company's shareholders, other than the acquirer, additional shares of common stock of the Company (or the survivor) at a discount, thereby substantially diluting the acquirer's interest. The AIP Investment was expressly excluded from the application of the shareholders' rights plan through an amendment to the plan adopted by the Board of Directors at the time of the AIP Investment.

DIVIDENDS

          The Company has not paid cash dividends on its common stock in the last several years and has no plans to do so in the foreseeable future. The Company intends to retain its earnings, if any, to finance the development and growth of its business. Moreover, the Company is prohibited from paying dividends by the terms of the Company's most restrictive credit facility.

MARKET CONSIDERATIONS; VOLATILITY OF STOCK PRICE

          Since the Company emerged from bankruptcy and the Common Stock recommenced trading on the AMEX and the PSE in June 1995, the price range of the Common Stock has varied widely and the price of the Common Stock may be subject to significant fluctuation in the future.

EFFECT ON THE COMPANY'S NET OPERATING LOSS CARRYOVERS

          The Company believes that substantially all of its net operating losses ("NOLs"), as computed for federal income tax purposes, are currently subject to limitation under Section 382 of the Internal Revenue Code. In the event an ownership change (as defined in Section 382) of the Company were to occur in the future, the ability of the Company to utilize NOLs incurred prior to that ownership change could be subject to additional limitations under
Section 382.

                                     THE COMPANY

     The Company's principal executive offices are located at 3375 Koapaka St, Suite G350, Honolulu, Hawaii 96819, and its telephone number is (808) 835-3700. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (which is incorporated herein by reference).

                                   USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                                 SELLING SHAREHOLDERS

     The table attached as Annex I hereto sets forth, as of March 24, 1997 or a subsequent date if amended or supplemented: (a) the name of each Selling Shareholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Shareholder beneficially owned prior to this offering; (c) the number of Securities offered pursuant to this Prospectus by each Selling Shareholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Shareholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

                                 PLAN OF DISTRIBUTION

     Sales of the Securities offered hereby may be made on the American Stock Exchange, the Pacific Stock Exchange, the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by such shareholder.

     The Securities may be (a) sold by reducing the amount of shares of Common Stock or other property otherwise issuable pursuant to an Option, (b) purchased by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) sold in ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Certain Selling Shareholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any Prospectus Supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

          There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Securities covered by this Reoffer Prospectus.

                        INTEREST OF NAMED EXPERTS AND COUNSEL

          The validity of the Common Stock has been passed upon for the Company by Rae A. Capps, its Vice President, General Counsel and Corporate Secretary. Ms. Capps owns no shares of Common Stock.

          The financial statements of the Company as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995, the period September 12, 1994 through December 31, 1994 and the period January 1, 1994 through September 11, 1994, and the financial statement schedule of the Company for the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, dated February 18, 1997, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The report of KPMG Peat Marwick LLP dated February 18, 1997, contains an explanatory paragraph that states that the financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting and, as a result, the financial statements of the Reorganized Company are presented on a basis different than those of the Predecessor Company.

                                       ANNEX I


                                                                                                    Shares to be Beneficially
                                                             Shares of Common                       Owned upon Completion of
                            Relationship to Company         Stock Beneficially                           Offering(1)(2)
                                   During Last                 Owned as of      Shares Offered      --------------------------
   Selling Shareholder             Three Years              March 24, 1997(1)        Hereby(1)          Number          Percent
------------------------    -----------------------         ------------------  ---------------     -------------   -----------
John W. Adams              Chairman of the Board since 2/96     18,237,643(3)         25,000          18,212,643(3)        46%

Todd G. Cole               Director since 1994                      14,000             8,000               6,000            *

Richard F. Conway          Director since 2/96                      40,500             8,000              32,500            *

Robert G. Coo              Director since 2/96                      14,765             8,000               6,765            *

Carol A. Fukunaga          Director since 1991                       8,000             8,000                   0            *

William Boyce Lum          Director since 2/96                     116,200(4)          8,000             108,200(4)         *

Richard K. Matros          Director since 2/96                      16,118             8,000               8,118            *

Samson Poomaihealani       Director since 1990                       8,000             8,000                   0            *

Edward Z. Safady           Director since 2/96                      26,000             8,000              18,000            *


__________________________

(1) Assumes that all options to acquire shares are exercisable immediately.

(2) Assumes that all outstanding options under the Plan are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

(3) The shares reported as owned by Mr. Adams include 18,181,818 shares reported as owned by AIP, of which AIP General Partner, Inc. is its general partner and Mr. Adams is AIP General Partner, Inc.'s sole shareholder. According to their Schedule 13D dated January 31, 1996, AIP, AIP General Partner, Inc. and Mr. Adams exercise sole voting and dispositive power with respect to all such shares.

(4) Includes 8,200 shares beneficially owned by Mr. Lum's wife.

 *  Less than 1% of issued and outstanding shares of Common Stock.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Registration Statement:

         (1) The Company's Annual Report on Form l0-K for the fiscal year ended December 31, 1996, including the Financial Statements and the Financial Statement Schedule and the Reports of KPMG Peat Marwick LLP, Independent Auditors, filed March 31, 1997;

         (2)  The Registration Statement on Form 8-A/A, filed July 1, 1996; and

         (3)  All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the Common Stock has been passed upon for the Company by Rae A. Capps, its Vice President, General Counsel and Corporate Secretary. Ms. Capps owns no shares of Common Stock.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 415-5 of the Hawaii Business Corporation Act (the "Hawaii Indemnification Statute") provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such a capacity with another enterprise (such person being hereinafter referred to as the "Indemnitee"). The indemnity may cover expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnitee's conduct was unlawful.

         Section 415-48.5 of the Hawaii Business Corporation Act (the "HBCA") provides that a corporation does not have the power to eliminate or limit the personal liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its shareholders, (b) any act or omission of the director not performed in good faith, or which involves intentional misconduct or knowing violation of the law, or which constitutes a willful or reckless disregard of the director's fiduciary duty, (c) the director's willful or negligent violation of any provision of the

HBCA regarding payment of dividends or stock purchase or redemption, or (d) any transaction from which the director received an improper benefit.

         The Hawaii Indemnification Statute also provides that, in the case of an action or suit by or on behalf of the corporation, the corporation has the power to indemnify an Indemnitee against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believes to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which the Indemnitee had been adjudged to be liable for negligence or misconduct in the performance of the Indemnitee's duties to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines that, despite the adjudication of liability, but in view of all circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court deems proper. The provision does not, however, expressly authorize the corporation to indemnify the Indemnitee against judgments, fines and amounts paid in settlement arising out of a shareholder's derivative action.

         The Hawaii Indemnification Statute further provides that indemnification is mandatory with respect to expenses incurred in connection with any action, suit or proceeding, to the extent the Indemnitee is successful on the merits or otherwise in defense of any such action or claim.

         The Hawaii Indemnification Statute allows the payment by the corporation of expenses incurred by an Indemnitee in advance of the final disposition of an action, suit or proceeding if the Indemnitee provides an undertaking of repayment. Additionally, it provides that the indemnity provided by the statute is not exclusive of any other rights to which an Indemnitee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. It also provides that a corporation may purchase insurance for officers or directors of the corporation.

         Article VII of the Company's Restated Articles of Incorporation incorporates the provisions of the Hawaii Indemnification Statute so as to provide the indemnification of the Hawaii Indemnification Statute to officers and directors of the Company. Article VII also provides that the indemnity provided thereunder is nonexclusive of any other rights of indemnification to which an Indemnitee may be entitled.

         In addition, the Company has entered into indemnification agreements with each of its directors and executive officers providing indemnification to the fullest extent permitted by law. Furthermore, the Company has a policy of directors' and officers' liability insurance which insures directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         None.

ITEM 8.  EXHIBITS.

           Exhibit No.            Description
           4.1                    Rights Agreement dated December 23, 1994. (1)
           4.2                    Amendment No. 1 dated as of May 4, 1995 to
                                  Rights Agreement dated as of December 23,
                                  1994 by and between Hawaiian Airlines, Inc.
                                  and Chemical Trust Company of California. (2)
           4.3                    Amendment No. 1 to 1994 Stock Option Plan
                                  dated as of May 4, 1995.  (2)
           4.4                    Amendment No. 1 dated as of May 4, 1995 to
                                  Warrants Nos. 1-10.  (2)
           4.5                    1994 Stock Option Plan, as amended.  (3)

           4.6 Rightsholders Agreement dated as of January 31, 1996, by and among Hawaiian Airlines, Inc., Airline Investors Partnership, L.P., AMR Corporation, Martin Anderson and Robert Midkiff. (4)

           4.7 Amendment No. 2 to the Rights Agreement, as amended, dated as of January 31, 1996 by and between Hawaiian Airlines, Inc. and Chemical Trust Company of California. (4)

           4.8 Amendment No. 2 to 1994 Stock Option Plan, as amended, dated as of December 8, 1995. (4)

           4.9                    1996 Stock Incentive Plan, as amended (5)

           4.10 The Company agrees to provide the Securities and Exchange Commission, upon request, copies of instruments defining the rights of security holders of long-term debt of the Company.

           5.1                    Opinion of Rae A. Capps, Esq.

           23.1                   Consent of KPMG Peat Marwick LLP

           23.2                   Consent of Rae A. Capps, Esq. (included in
                                  Exhibit 5.1)


           24.1                   Power of Attorney (included on Signature
                                  Pages)

           99.1 Hawaiian Airlines, Inc. 1996 Nonemployee Director Stock Option Plan.

           99.2                   Form of Hawaiian Airlines, Inc. Stock Option
                                  Agreement

____________________________

(1) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K as filed January 5, 1995 and incorporated herein by reference.

(2) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Quarterly Report on Form 10-Q as filed August 14, 1995 and incorporated herein by reference.

(3) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form S-8 as filed November 15, 1995 and incorporated herein by reference.

(4) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-K as filed April 1, 1996 and incorporated herein by reference.

(5) Previously filed with the Securities and Exchange Commission as an exhibit to the Company's Amendment No. 1 to Registration Statement on Form S-2 as filed July 12, 1996 and incorporated herein by reference.


ITEM 9.   UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on this 30th day of April, 1997.

                                        HAWAIIAN AIRLINES, INC.


                                        By: /s/ John L. Garibaldi
                                            --------------------------------
                                        John L. Garibaldi
                                        Executive Vice President and
                                        Chief Financial Officer

                                  POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Paul J. Casey, Rae A. Capps, John L. Garibaldi and Clarence K. Lyman his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


          Signature                               Title                                        Date
          ---------                               -----                                        ----
     /s/ Paul J. Casey                  Director, President and Chief                   April 30, 1997
     --------------------------            Executive Officer (Principal
       (Paul J. Casey)                     Executive Officer)

     /s/ John L. Garibaldi              Executive Vice President and                    April 30, 1997
     --------------------------            Chief Financial Officer
       (John L. Garibaldi)                 (Principal Accounting and
                                           Financial Officer)

     /s/ John W. Adams                  Director, Chairman of the Board                 April 30, 1997
     --------------------------
       (John W. Adams)

     /s/ Todd G. Cole                   Director                                        April 30, 1997
     --------------------------
       (Todd G. Cole)

     /s/ Richard F. Conway              Director                                        April 30, 1997
     --------------------------
       (Richard F. Conway)

     /s/ Robert G. Coo                  Director                                        April 30, 1997
     --------------------------
        (Robert G. Coo)

     /s/ Carol A. Fukunaga              Director                                        April 30, 1997
     --------------------------
       (Carol A. Fukunaga)

     /s/ William Boyce Lum              Director                                        April 30, 1997
     --------------------------
       (William Boyce Lum)

     /s/ Richard K. Matros              Director                                        April 30, 1997
     --------------------------
       (Richard K. Matros)

     /s/ Reno F. Morella                Director                                        April 30, 1997
     --------------------------
     (Reno F. Morella)

     /s/ Samson Poomaihealani           Director                                        April 30, 1997
     --------------------------
       (Samson Poomaihealani)

     /s/ Edward Z. Safady               Director                                        April 30, 1997
     --------------------------
       (Edward Z. Safady)

                                         II-6